AXP(R)
   Large Cap
        Equity
           Fund

                                                               Semiannual Report
                                                            for the Period Ended
                                                                   Jan. 31, 2004

AXP Large Cap Equity Fund seeks to provide shareholders with long-term growth of capital.

(logo)                                                                   (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
Funds                                                                   (R)

Table of Contents

Fund Snapshot                                                         3

Questions & Answers
   with Portfolio Management                                          4

Investments in Securities                                             8

Financial Statements                                                 11

Notes to Financial Statements                                        14

Proxy Voting                                                         22

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Fund Snapshot
        AS OF JAN. 31, 2004

PORTFOLIO MANAGER

Portfolio manager                                            Doug Chase
Since                                                              3/02
Years in industry                                                    12

FUND OBJECTIVE

The Fund seeks to provide shareholders with long-term growth of capital.

Inception dates
A: 3/28/02      B: 3/28/02      C: 3/28/02      Y: 3/28/02

Ticker symbols
A: ALEAX        B: ALEBX        C: --           Y: --

Total net assets                                         $300.2 million

Number of holdings                                                  100

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

       STYLE
VALUE  BLEND  GROWTH
         X            LARGE
                      MEDIUM  SIZE
                      SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Health care 22.3%
Financials 20.0%
Consumer discretionary 13.5%
Technology 13.2%
Consumer staples 10.3%
Industrials 7.2%
Energy 6.5%
Materials 3.5%
Short-term securities 2.5%
Telecommunications 0.5%
Utilities 0.5%

TOP TEN HOLDINGS

Percentage of portfolio assets

Pfizer (Health care products)                                       6.7%
Citigroup (Finance companies)                                       4.9
Cendant (Media)                                                     3.3
Viacom Cl B (Leisure time & entertainment)                          3.2
PepsiCo (Beverages & tobacco)                                       2.9
Microsoft (Computer software & services)                            2.9
Colgate-Palmolive (Household products)                              2.7
Fannie Mae (Financial services)                                     2.5
Procter & Gamble (Household products)                               2.4
McKesson (Health care services)                                     2.3

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole.

Fund holdings are subject to change.

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3   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers
        WITH PORTFOLIO MANAGEMENT

Below, Portfolio Manager Doug Chase discusses AXP(R) Large Cap Equity Fund's results and positioning for the first half of fiscal year 2004.

Q: How did the AXP Large Cap Equity Fund perform for the six months ended Jan. 31, 2004?

A: AXP Large Cap Equity Fund's Class A shares advanced 11.85%, excluding sales charge, for the six months ended Jan. 31, 2004. This was less than the Fund's benchmark, the Russell 1000(R) Index, which advanced 15.52% for the period. The Fund also underperformed its peers as represented by the Lipper Large-Cap Core Funds Index, which gained 13.12% over the same time frame.

Q:   What factors significantly  affected performance?

A: While the Fund benefited from the stock market's ongoing rally, in this most recent six-month period, it lagged its benchmark and peers for two primary reasons, 1) we favored stable growth companies with sound balance sheets while the market rewarded owners of unproven, more volatile companies, and 2) we focused on large-cap companies while the market rewarded smaller and less well-capitalized companies. During the semiannual period, smaller capitalization stocks, in general, performed better than more established companies. This trend, which was evident even within the large-cap oriented S&P 500 Index, negatively affected the Fund's relative performance.

(bar chart)

                        PERFORMANCE COMPARISON
             For the six-month period ended Jan. 31, 2004
20%
                                 (bar 2)
15%           (bar 1)            +15.52%           (bar 3)
              +11.85%                              +13.12%
10%

 5%

 0%

(bar 1)  Large Cap Equity Fund Class A (excluding sales charge)
(bar 2)  Russell 1000(R) Index(1) (unmanaged)
(bar 3)  Lipper Large-Cap Core Funds Index(2)

(1) The Russell 1000(R) Index, an unmanaged index, measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, a broad measure of equity market performance.

(2) Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

(begin callout quote)> We have been making a concerted effort to move money into more stable growth stocks and out of companies that require record levels of profitability to justify their current share prices. (end callout quote)

     At the start of our fiscal period, we made a strategic decision to emphasize stable growth companies because our research inputs suggested that economically sensitive stocks were discounting improved profits in the near term. As it turned out, economic growth and corporate earnings were stronger than anticipated. In that environment, more economically sensitive sectors such as materials, industrials, technology, consumer discretionary and telecommunications

AVERAGE ANNUAL TOTAL RETURNS

                             Class A                Class B                   Class C                    Class Y
(Inception dates)           (3/28/02)              (3/28/02)                 (3/28/02)                  (3/28/02)
                        NAV(1)      POP(2)     NAV(1)    After CDSC(3) NAV(1)    After CDSC(4)      NAV(5)      POP(5)
as of Jan. 31, 2004
6 months*             +11.85%     +5.43%     +11.42%      +7.42%     +11.39%      +10.39%         +11.87%     +11.87%
1 year                +30.93%    +23.40%     +29.65%     +25.65%     +29.57%      +29.57%         +30.89%     +30.89%
Since inception        +0.77%     -2.41%      -0.09%      -2.24%      +0.02%       +0.02%          +0.90%      +0.90%

as of Dec. 31, 2003
6 months*             +10.95%     +4.58%     +10.26%      +5.26%     +10.24%       +9.24%         +10.72%     +10.72%
1 year                +27.57%    +20.24%     +26.29%     +22.29%     +26.23%      +26.23%         +27.54%     +27.54%
Since inception        +0.35%     -2.97%      -0.56%      -2.80%      -0.45%       -0.45%          +0.48%      +0.48%

The performance information shown represents the past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (888) 723-8476 or visiting www.americanexpress.com/funds. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

* Not annualized.

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

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5   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

     outperformed, while consumer staples, health care and utilities -- the more stable growth sectors -- lagged.

     The portfolio's larger-than-index position in health care detracted from relative performance, as did its lower-than-index position in technology. Moreover, we had moved the Fund to a lower-than-index position in consumer discretionary stocks over the course of the past year, which proved a disadvantage in the near term given that sector's strong relative performance.

     The portfolio's higher-than-index position in the industrial sector benefited relative return. Cendant, in particular, a real estate and travel services company, was a strong performer for the Fund. The portfolio's larger-than-index position in energy benefited relative performance as well, particularly as these stocks rallied in late autumn.

Q:   What changes were made to the portfolio during the period?

A: In August 2003, at the start of our fiscal period, we began to scale back the Fund's exposure to cyclical stocks by reducing our positions in the retail, industrial and materials sectors. Although this move hampered the Fund's performance during the past six months, we remain wary of these sectors because we believe expectations priced into many of these stocks are much too high.

     We added to media stocks in the portfolio during the period. Although media is a cyclical sector, so far it has not kept pace with the other cyclical sectors and, therefore, in our view, has room for further price appreciation. While we did take some profits in a handful of media stocks that had been strong performers for the Fund, including AOL Time Warner, we continue to hold significant positions in some of media stocks, including Viacom, our largest individual overweight in media relative to the benchmark.

     Late in the period, we trimmed some of our position in pharmaceutical firm Wyeth, which had appreciated significantly, and used a portion of the proceeds to add a broader mix of pharmaceutical stocks including Johnson & Johnson, Forest Labs and Novartis. We maintained a higher-than-index position in health care despite recent weakness because longer term, we believe earnings in the health care industry will grow at rates faster than the market overall due to demographic factors, specifically the aging of the U.S. population. The Fund's health care position is well-diversified among pharmaceutical firms, biotechnology companies, hospitals, medical device providers and drug distributors. In the near term, because we have some concern that health care stocks may suffer from rhetoric related to the presidential election, we will likely be a bit cautious in adding further to the health care sector, but may take advantage of any election-related declines to add to some existing positions given our constructive long-term views.

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6   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

     Among other changes, we trimmed our energy position, particularly in December after the energy stocks rallied. We also reduced our position in General Electric following its recent advance because we are skeptical of the company's ability to grow earnings this year. We maintained some exposure to industrials and energy, and have kept the Fund's weighting in the materials sector similar to that of the index. This positioning should contribute to the Fund's performance should the economy continue to deliver unusually strong growth. Within each of those sectors we have focused on selected companies that we believe demonstrate quality growth.

Q:   How will you manage the Fund in the coming months?

A: Regardless of the economic environment, we expect to continue to adhere to our strategy of identifying stocks with strong fundamentals, sustainable growth rates and reasonable valuations. More cyclical stocks, in our view, are already trading at valuations which discount strong 2005 earnings growth. One key issue for the market and for our investment style in 2004 is whether large-cap stocks can regain market leadership from small-cap stocks. We believe several factors support such an outcome. First, the overvaluation of small-caps versus large-caps suggests that a period of large-cap outperformance may be due. Other factors favoring large-caps include the decline in the U.S. dollar, which has made U.S. exports more competitive, and the possibility of higher interest rates. Small-cap companies generally don't benefit from export growth the way large-cap companies do. In addition, smaller companies are often more dependent on borrowed money and could suffer from either expectations of rising interest rates or actual rate increases.

     Consumer staples is a sector that looks interesting to us now precisely because it is one of the most multi-national groups in the market and could benefit from the lower dollar. Anywhere you travel globally, you will find the products of U.S. based multinationals -- from cola to razor blades to detergents. We think such companies are attractive given the improved export environment.

     Currently, we believe the most attractive market opportunities are in growth stocks that have a high degree of stability to their growth. These stocks have become cheaper relative to the market; yet in any given year, they tend to grow earnings faster than the S&P 500 Index. We have been making a concerted effort to move money into more stable growth stocks and out of companies that require record levels of profitability to justify their current share prices.

     Given the improving global economy, the weak dollar, and large-cap relative underperformance in 2003, we think the environment may be more favorable for large stocks in 2004 and we consider the portfolio well positioned for such a scenario.

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7   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Investments in Securities

AXP Large Cap Equity Fund

Jan. 31, 2004 (Unaudited)

(Percentages represent value of investments compared to net assets)

Common stocks (98.5%)
Issuer                                            Shares           Value(a)

Aerospace & defense (2.6%)
Empresa Brasileira de
   Aeronautica ADR                                  21,550(c)        $635,079
Lockheed Martin                                     57,125          2,777,418
Northrop Grumman                                    16,261          1,572,601
United Technologies                                 29,468          2,815,372
Total                                                               7,800,470

Banks and savings & loans (3.5%)
Bank of America                                     56,700          4,618,782
U.S. Bancorp                                        60,700          1,715,989
Washington Mutual                                   23,600          1,045,480
Wells Fargo                                         55,700          3,197,737
Total                                                              10,577,988

Beverages & tobacco (5.3%)

Altria Group                                        89,100          4,953,069
Anheuser-Busch Companies                            13,800            699,936
Coca-Cola                                           30,800          1,516,592
PepsiCo                                            184,624          8,725,330
Total                                                              15,894,927

Broker dealers (1.8%)
Merrill Lynch & Co                                  44,201          2,598,577
Morgan Stanley                                      49,300          2,869,753
Total                                                               5,468,330

Building materials & construction (0.5%)
American Standard                                   14,000(b)       1,486,800

Cable (0.6%)
EchoStar Communications Cl A                        25,400(b)         927,100
NTL                                                 15,369(b)       1,019,579
Total                                                               1,946,679

Cellular telecommunications (0.5%)
Nextel Communications Cl A                          57,400(b)       1,514,786

Chemicals (1.5%)
Dow Chemical                                        54,645          2,292,358
Lyondell Chemical                                  122,892          2,106,369
Total                                                               4,398,727

Computer hardware (4.8%)
Cisco Systems                                      217,400(b)       5,574,136
Dell                                               113,700(b)       3,805,539
Hewlett-Packard                                    179,300          4,265,547
NVIDIA                                              30,200(b)         671,950
Total                                                              14,317,172

Computer software & services (4.4%)
Affiliated Computer Services Cl A                   12,200(b)         676,490
BMC Software                                        38,100(b)         758,190
Investors Financial Services                        12,200            505,568
Microsoft                                          315,200          8,715,280
Oracle                                             120,800(b)       1,668,248
VERITAS Software                                    23,700(b)         778,782
Total                                                              13,102,558

Electronics (4.2%)
Analog Devices                                      39,021          1,867,155
Applied Materials                                   40,600(b)         883,456
Intel                                              189,100          5,786,460
Jabil Circuit                                       18,000(b)         532,800
KLA-Tencor                                          26,300(b)       1,500,941
STMicroelectronics                                  53,000(c)       1,422,520
Taiwan Semiconductor Mfg ADR                        67,600(c)         755,768
Total                                                              12,749,100

Energy (5.2%)
ChevronTexaco                                       49,100          4,239,785
ConocoPhillips                                      41,873          2,758,593
Devon Energy                                        25,500          1,439,730
Exxon Mobil                                        158,746          6,475,250
Newfield Exploration                                16,800(b)         792,792
Total                                                              15,706,150

Energy equipment & services (1.3%)
Halliburton                                         54,200          1,634,130
Noble                                               40,400(b)       1,498,840
Weatherford Intl                                    19,400(b)         782,208
Total                                                               3,915,178

Finance companies (4.9%)
Citigroup                                          298,008         14,745,436

See accompanying notes to investments in securities.

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8   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                            Shares           Value(a)

Financial services (4.9%)
Capital One Financial                               18,500         $1,314,980
Countrywide Financial                               32,033          2,676,357
Fannie Mae                                          96,797          7,463,049
MBNA                                               116,927          3,152,352
Total                                                              14,606,738

Health care products (16.0%)
Amgen                                               64,900(b)       4,185,401
Baxter Intl                                         74,200          2,162,930
Boston Scientific                                   42,100(b)       1,717,259
Forest Laboratories                                 47,100(b)       3,508,479
Gilead Sciences                                     12,100(b)         663,927
Johnson & Johnson                                  127,200          6,795,024
Medtronic                                           40,700          2,003,254
Merck & Co                                          32,700          1,556,520
Novartis ADR                                        71,200(c)       3,214,680
Pfizer                                             551,900         20,216,096
Teva Pharmaceutical Inds ADR                        12,200(c)         763,598
Wyeth                                               34,300          1,404,585
Total                                                              48,191,753

Health care services (6.5%)
AmerisourceBergen                                   79,655          4,385,008
Anthem                                              19,800(b)       1,619,244
Cardinal Health                                     56,400          3,615,804
Caremark Rx                                         30,100(b)         805,175
HCA                                                 37,000          1,661,300
McKesson                                           242,666          7,129,527
Tenet Healthcare                                    24,300(b)         301,320
Total                                                              19,517,378

Household products (5.1%)
Colgate-Palmolive                                  159,400          8,172,438
Procter & Gamble                                    70,658          7,142,111
Total                                                              15,314,549

Insurance (5.1%)
ACE                                                 35,047(c)       1,521,741
Allstate                                            74,800          3,400,408
American Intl Group                                 54,494          3,784,608
Chubb                                               65,600          4,689,744
Hartford Financial Services Group                   18,300          1,177,422
MBIA                                                12,000            756,000
Total                                                              15,329,923

Leisure time & entertainment (4.3%)
Mattel                                             172,100          3,254,411
Viacom Cl B                                        239,200          9,639,760
Total                                                              12,894,171

Machinery (0.8%)
Caterpillar                                         30,156          2,356,088

Media (6.9%)
Cendant                                            444,435(b)      10,066,453
Disney (Walt)                                      248,200          5,956,800
InterActiveCorp                                     48,100(b)       1,558,440
Liberty Media Cl A                                 135,200(b)       1,573,728
Tribune                                             29,400          1,504,986
Total                                                              20,660,407

Multi-industry (3.9%)
Accenture Cl A                                      32,500(b,c)       769,275
General Electric                                   186,850          6,283,766
ITT Inds                                             9,800            730,492
Tyco Intl                                          143,000(c)       3,825,250
Total                                                              11,608,783

Paper & packaging (0.9%)
Avery Dennison                                      30,600          1,902,096
Weyerhaeuser                                        11,500            706,790
Total                                                               2,608,886

Precious metals (0.7%)
Freeport McMoRan Cooper &
   Gold Cl B                                        54,441          2,006,695

Retail -- general (1.8%)
Best Buy                                            62,800          3,164,492
Wal-Mart Stores                                     41,100          2,213,235
Total                                                               5,377,727

Utilities -- electric (0.5%)
Exelon                                              11,029            738,722
FirstEnergy                                         20,500            769,160
Total                                                               1,507,882

Total common stocks
(Cost: $275,975,071)                                             $295,605,281

See accompanying notes to investments in securities.

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9   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT
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Short-term securities (2.6%)
Issuer                Annualized              Amount               Value(a)
                     yield on date          payable at
                      of purchase            maturity

U.S. government agencies (2.1%)
Federal Home Loan Mtge Corp Disc Nts
  03-04-04              1.01%               $2,000,000             $1,998,173
  04-06-04              1.03                 1,700,000              1,696,947
Federal Natl Mtge Assn Disc Nt
  02-19-04              1.07                 2,500,000              2,498,616
Total                                                               6,193,736

Commercial paper (0.5%)
General Electric Capital
  02-02-04              1.02                 1,600,000              1,599,864

Total short-term securities
(Cost: $7,793,436)                                                 $7,793,600

Total investments in securities
(Cost: $283,768,507)(d)                                          $303,398,881

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of Jan. 31, 2004, the value of foreign securities represented 4.3% of net assets.

(d) At Jan. 31, 2004, the cost of securities for federal income tax purposes was approximately $283,769,000 and the approximate aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                      $21,748,000
     Unrealized depreciation                                       (2,118,000)
                                                                   ----------
     Net unrealized appreciation                                  $19,630,000
                                                                  -----------

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10   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Large Cap Equity Fund
Jan. 31, 2004 (Unaudited)
Assets
Investments in securities, at value (Note 1)
   (identified cost $283,768,507)                                                                      $303,398,881
Capital shares receivable                                                                                 1,226,438
Dividends and accrued interest receivable                                                                   268,925
Receivable for investment securities sold                                                                 6,652,596
                                                                                                          ---------
Total assets                                                                                            311,546,840
                                                                                                        -----------
Liabilities
Disbursements in excess of cash on demand deposit                                                            15,207
Capital shares payable                                                                                       83,596
Payable for investment securities purchased                                                              11,204,114
Accrued investment management services fee                                                                    4,905
Accrued distribution fee                                                                                      3,901
Accrued transfer agency fee                                                                                   1,587
Accrued administrative services fee                                                                             409
Other accrued expenses                                                                                       70,001
                                                                                                             ------
Total liabilities                                                                                        11,383,720
                                                                                                         ----------
Net assets applicable to outstanding capital stock                                                     $300,163,120
                                                                                                       ============
Represented by
Capital stock -- $.01 par value (Note 1)                                                               $    606,864
Additional paid-in capital                                                                              274,008,454
Excess of distributions over net investment income                                                          (62,598)
Accumulated net realized gain (loss)                                                                      5,980,026
Unrealized appreciation (depreciation) on investments                                                    19,630,374
                                                                                                         ----------
Total -- representing net assets applicable to outstanding capital stock                               $300,163,120
                                                                                                       ============
Net assets applicable to outstanding shares:                Class A                                    $209,149,913
                                                            Class B                                    $ 85,452,326
                                                            Class C                                    $  5,466,086
                                                            Class Y                                    $     94,795
Net asset value per share of outstanding capital stock:     Class A shares          42,113,097         $       4.97
                                                            Class B shares          17,440,845         $       4.90
                                                            Class C shares           1,113,414         $       4.91
                                                            Class Y shares              19,019         $       4.98
                                                                                        ------         ------------

See accompanying notes to financial statements.

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11   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Statement of operations
AXP Large Cap Equity Fund

Six months ended Jan. 31, 2004 (Unaudited)
Investment income
Income:
Dividends                                                                                               $ 1,583,906
Interest                                                                                                     52,922
   Less foreign taxes withheld                                                                               (3,763)
                                                                                                             ------
Total income                                                                                              1,633,065
                                                                                                          ---------
Expenses (Note 2):
Investment management services fee                                                                          620,137
Distribution fee
   Class A                                                                                                  175,518
   Class B                                                                                                  294,882
   Class C                                                                                                   18,288
Transfer agency fee                                                                                         185,768
Incremental transfer agency fee
   Class A                                                                                                   13,657
   Class B                                                                                                   10,557
   Class C                                                                                                      663
Service fee -- Class Y                                                                                           32
Administrative services fees and expenses                                                                    51,241
Compensation of board members                                                                                 4,618
Custodian fees                                                                                              117,032
Printing and postage                                                                                         59,546
Registration fees                                                                                            46,797
Audit fees                                                                                                    8,500
Other                                                                                                         3,829
                                                                                                              -----
Total expenses                                                                                            1,611,065
 Expenses waived/reimbursed by AEFC (Note 2)                                                               (105,091)
                                                                                                           --------
                                                                                                          1,505,974
 Earnings credits on cash balances (Note 2)                                                                    (679)
                                                                                                               ----
Total net expenses                                                                                        1,505,295
                                                                                                          ---------
Investment income (loss) -- net                                                                             127,770
                                                                                                            -------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on security transactions (Note 3)                                                9,726,957
Net change in unrealized appreciation (depreciation) on investments                                      13,832,507
                                                                                                         ----------
Net gain (loss) on investments                                                                           23,559,464
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                         $23,687,234
                                                                                                        ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
12   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Statements of changes in net assets
AXP Large Cap Equity Fund
                                                                                     Jan. 31, 2004    July 31, 2003
                                                                                   Six months ended    Year ended
                                                                                      (Unaudited)
Operations and distributions
Investment income (loss) -- net                                                      $    127,770      $       (820)
Net realized gain (loss) on security transactions                                       9,726,957         1,719,341
Net change in unrealized appreciation (depreciation) on investments                    13,832,507         7,080,694
                                                                                       ----------         ---------
Net increase (decrease) in net assets resulting from operations                        23,687,234         8,799,215
                                                                                       ----------         ---------
Distributions to shareholders from:
   Net investment income
     Class A                                                                             (190,269)          (27,013)
     Class Y                                                                                  (99)              (21)
   Net realized gain
     Class A                                                                           (3,195,536)               --
     Class B                                                                           (1,348,779)               --
     Class C                                                                              (87,464)               --
     Class Y                                                                               (1,277)               --
                                                                                       ----------           -------
Total distributions                                                                    (4,823,424)          (27,034)
                                                                                       ----------           -------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                            120,257,281        72,641,134
   Class B shares                                                                      46,497,071        31,826,112
   Class C shares                                                                       3,306,352         1,776,439
   Class Y shares                                                                          34,611            35,963
Reinvestment of distributions at net asset value
   Class A shares                                                                       3,355,408            25,435
   Class B shares                                                                       1,328,324                --
   Class C shares                                                                          83,247                --
   Class Y shares                                                                           1,184                13
Payments for redemptions
   Class A shares                                                                     (10,888,872)       (6,855,152)
   Class B shares (Note 2)                                                             (3,276,914)       (4,072,868)
   Class C shares (Note 2)                                                               (312,463)         (107,435)
   Class Y shares                                                                          (7,963)           (1,872)
                                                                                           ------            ------
Increase (decrease) in net assets from capital share transactions                     160,377,266        95,267,769
                                                                                      -----------        ----------
Total increase (decrease) in net assets                                               179,241,076       104,039,950
Net assets at beginning of period                                                     120,922,044        16,882,094
                                                                                      -----------        ----------
Net assets at end of period                                                          $300,163,120      $120,922,044
                                                                                     ============      ============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
13   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Notes to Financial Statements

AXP Large Cap Equity Fund

(Unaudited as to Jan. 31, 2004)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Growth Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Growth Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in equity securities of companies with a market capitalization greater than $5 billion at the time of purchase.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

Effective March 4, 2004, the Fund will offer an additional class of shares, Class I, exclusively to certain institutional investors. Class I shares are made available through a separate prospectus supplement provided to investors eligible to purchase the shares.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
14   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. American Express Financial Corporation (AEFC) may use fair value if a security's value has been materially affected by events after the close of the primary exchanges or markets on which the security is traded and before the NAV is calculated. The fair value of a security may be different from the quoted or published price. AEFC will price a security at fair value in accordance with procedures adopted by the Fund and board if a reliable market quotation is not readily available. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

--------------------------------------------------------------------------------
15   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Fund may enter into forward foreign currency exchange contracts for operational purposes. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

--------------------------------------------------------------------------------
16   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.60% to 0.48% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Large-Cap Core Funds Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment increased the fee by $10,797 for the six months ended Jan 31, 2004.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.05% to 0.02% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

In addition, AECSC is entitled to charge an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

--------------------------------------------------------------------------------
17   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $1,244,280 for Class A, $25,947 for Class B and $977 for Class C for the six months ended Jan. 31, 2004.

For the six months ended Jan. 31, 2004, AEFC and its affiliates waived certain fees and expenses to 1.25% for Class A, 2.01% for Class B, 2.00% for Class C and 1.07% for Class Y. In addition, AEFC and its affiliates have agreed to waive certain fees and expenses until July 31, 2004. Under this agreement, net expenses will not exceed 1.25% for Class A, 2.01% for Class B, 2.01% for Class C and 1.07% for Class Y of the Fund's average daily net assets.

During the six months ended Jan. 31, 2004, the Fund's custodian and transfer agency fees were reduced by $679 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $284,375,066 and $122,438,707, respectively, for the six months ended Jan. 31, 2004. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $2,520 for the six months ended Jan. 31, 2004.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                        Six months ended Jan. 31, 2004
                                              Class A       Class B       Class C     Class Y
Sold                                       25,332,347     9,931,924       705,174       6,999
Issued for reinvested distributions           691,839       277,312        17,343         244
Redeemed                                   (2,285,138)     (697,705)      (65,930)     (1,701)
                                           ----------      --------       -------      ------
Net increase (decrease)                    23,739,048     9,511,531       656,587       5,542
                                           ----------     ---------       -------       -----

                                                           Year ended July 31, 2003
                                              Class A       Class B       Class C      Class Y
Sold                                       17,273,053     7,641,133       426,869       8,203
Issued for reinvested distributions             6,391            --            --           3
Redeemed                                   (1,688,951)     (977,921)      (25,450)       (400)
                                           ----------      --------       -------        ----
Net increase (decrease)                    15,590,493     6,663,212       401,419       7,806
                                           ----------     ---------       -------       -----

--------------------------------------------------------------------------------
18   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

5. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the six months ended Jan. 31, 2004.

6. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                                        2004(k)      2003         2002(b)
Net asset value, beginning of period                                               $4.53        $4.11         $5.00
Income from investment operations:
Net investment income (loss)                                                         .01          .01            --
Net gains (losses) (both realized and unrealized)                                    .53          .41          (.89)
Total from investment operations                                                     .54          .42          (.89)
Less distributions:
Dividends from net investment income                                                (.01)          --            --
Distributions from realized gains                                                   (.09)          --            --
Total distributions                                                                 (.10)          --            --
Net asset value, end of period                                                     $4.97        $4.53         $4.11

Ratios/supplemental data
Net assets, end of period (in millions)                                             $209          $83           $11
Ratio of expenses to average daily net assets(c),(e)                               1.25%(d)     1.25%         1.25%(d)
Ratio of net investment income (loss) to average daily net assets                   .36%(d)      .24%         (.11%)(d)
Portfolio turnover rate (excluding short-term securities)                            63%         135%           88%
Total return(i)                                                                   11.85%(j)    10.22%       (17.80%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
19   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                                        2004(k)      2003         2002(b)
Net asset value, beginning of period                                               $4.48        $4.10         $5.00
Income from investment operations:
Net investment income (loss)                                                        (.01)        (.01)         (.01)
Net gains (losses) (both realized and unrealized)                                    .52          .39          (.89)
Total from investment operations                                                     .51          .38          (.90)
Less distributions:
Distributions from realized gains                                                   (.09)          --            --
Net asset value, end of period                                                     $4.90        $4.48         $4.10

Ratios/supplemental data
Net assets, end of period (in millions)                                              $85          $36            $5
Ratio of expenses to average daily net assets(c),(f)                               2.01%(d)     2.01%         2.01%(d)
Ratio of net investment income (loss) to average daily net assets                  (.40%)(d)    (.52%)        (.86%)(d)
Portfolio turnover rate (excluding short-term securities)                            63%         135%           88%
Total return(i)                                                                   11.42%(j)     9.27%       (18.00%)(j)

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                                        2004(k)      2003         2002(b)
Net asset value, beginning of period                                               $4.49        $4.10         $5.00
Income from investment operations:
Net investment income (loss)                                                        (.01)        (.01)         (.01)
Net gains (losses) (both realized and unrealized)                                    .52          .40          (.89)
Total from investment operations                                                     .51          .39          (.90)
Less distributions:
Distributions from realized gains                                                   (.09)          --            --
Net asset value, end of period                                                     $4.91        $4.49         $4.10

Ratios/supplemental data
Net assets, end of period (in millions)                                               $5           $2           $--
Ratio of expenses to average daily net assets(c),(g)                               2.00%(d)     2.01%         2.01%(d)
Ratio of net investment income (loss) to average daily net assets                  (.38%)(d)    (.53%)        (.92%)(d)
Portfolio turnover rate (excluding short-term securities)                            63%         135%           88%
Total return(i)                                                                   11.39%(j)     9.51%       (18.00%)(j)

See accompanying notes to financial highlights.

--------------------------------------------------------------------------------
20   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                                       2004(k)       2003         2002(b)
Net asset value, beginning of period                                               $4.54        $4.11         $5.00
Income from investment operations:
Net investment income (loss)                                                         .01          .01           --
Net gains (losses) (both realized and unrealized)                                    .53          .42          (.89)
Total from investment operations                                                     .54          .43          (.89)
Less distributions:
Dividends from net investment income                                                (.01)          --            --
Distributions from realized gains                                                   (.09)          --            --
Total distributions                                                                 (.10)          --            --
Net asset value, end of period                                                     $4.98        $4.54         $4.11

Ratios/supplemental data
Net assets, end of period (in millions)                                              $--          $--           $--
Ratio of expenses to average daily net assets(c),(h)                               1.07%(d)     1.07%         1.07%(d)
Ratio of net investment income (loss) to average daily net assets                   .53%(d)      .45%          .09%(d)
Portfolio turnover rate (excluding short-term securities)                            63%         135%           88%
Total return(i)                                                                   11.87%(j)    10.46%       (17.80%)(j)

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from March 28, 2002 (when shares became publicly available) to July 31, 2002.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.35% for the six months ended Jan. 31, 2004 and 1.84% and 5.12% for the periods ended July 31, 2003 and 2002, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.12% for the six months ended Jan. 31, 2004 and 2.60% and 5.88% for the periods ended July 31, 2003 and 2002, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.11% for the six months ended Jan. 31, 2004 and 2.60% and 5.88% for the periods ended July 31, 2003 and 2002, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.18% for the six months ended Jan. 31, 2004 and 1.66% and 4.94% for the periods ended July 31, 2003 and 2002, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

(k)  Six months ended Jan. 31, 2004 (Unaudited).

--------------------------------------------------------------------------------
21   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the Web site americanexpress.com/funds; or by searching the Web site of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, after Aug. 1, 2004, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available at http://www.sec.gov.

--------------------------------------------------------------------------------
22   --   AXP LARGE CAP EQUITY FUND   --   2004 SEMIANNUAL REPORT

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.